Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

May 17, 2019

Jefferies Financial Group Inc.

520 Madison Avenue

New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel to Jefferies Financial Group Inc., a New York corporation (the “Company”), in connection with the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Agreement and Plan of Merger, dated as of April 12, 2019, by and among the Company, Heat Merger Sub, LLC, a Delaware limited liability company, and HomeFed Corporation, Delaware corporation, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of May 2, 2019 (as amended, the “Merger Agreement”), and in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, of up 9,296,246 common shares, par value $1.00 per share, of the Company (the “Shares”) to be issued in connection with the transactions contemplated by the Merger Agreement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Merger Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable and free of preemptive rights pursuant to law or in the Company’s Restated Certificate of Incorporation.

May 17, 2019 Page 2

The opinions expressed herein are limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the proxy statement/prospectus which forms a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Weil, Gotshal & Manges LLP